EXHIBIT 2.N
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm in this Registration Statement (Form N-2) of the Mexico Equity & Income Fund, Inc. and to the use of our report dated September 17, 2004 on the financial statements and financial highlights of the Mexico Equity & Income Fund, Inc. Such financial statements and financial highlights appear in the 2004 Annual Report to Shareholders which is incorporated by reference in the Registration Statement.
/s/ Tait, Weller & Baker LLP
Philadelphia, PA
September 1, 2005